                                                                     Exhibit 3.1
                     Amendment to By-Laws on March 27, 2003

          On March 27, 2003, the Board of Directors of St. Mary Land &
Exploration Company approved the following amendments to the By-Laws:

                              CONFLICTS OF INTEREST

          22. No  Director,  officer or  employee  may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of such  opportunity  through his or her affiliation  with the  Corporation.  No officer or employee of the Corporation may pursue for his own account an oil and gas  opportunity as to which he or she did not obtain  knowledge  through his or her affiliation with the Corporation unless (a) with respect to a non-officer of the Corporation,  such employee's  pursuit of such opportunity has been approved by a senior officer of the Corporation  with full knowledge of such  opportunity and (b) with respect to an officer of the Corporation, such officer's pursuit of such  opportunity  has been  approved by the Board of  Directors.  The foregoing restrictions  shall not apply to the acquisition of less than one percent of the publicly traded securities of another company.

                               EXECUTIVE COMMITTEE

          23. The  Executive  Committee  shall consist of at least three members who shall be  appointed  by the Board of  Directors.  Committee  members  may be removed  and  replaced  by a  majority  of the  members  of the  Board  in their discretion.  If a  Committee  Chair  is not  designated  by the  Board or is not present at a meeting,  the  members of the  Committee  may  designate a Chair by majority vote.

          The Committee shall meet as frequently as necessary  between  meetings of the  Board and shall  have the  power and  authority  to act on behalf of the
Board and the Company with respect to matters as to which it has been authorized to act by the Board  provided  that such  actions are not in  conflict  with the
Certificate of  Incorporation  or the Bylaws of the Company or applicable  laws, regulations or rules and listing standards of the New York Stock Exchange.

          The  Committee  shall on a timely  basis  report  all  actions  of the
Committee to the Board of Directors.